Schedule 14C Information

Definitive Information Statement

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Securities Exchange Act of 1934

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[ ] Preliminary Information Statement
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NEXTLINK Communications, Inc.

(Name of Registrant as Specified In Its Charter)

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[ ]	Fee paid previously with preliminary materials.

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[NEXTLINK LOGO]

Dear NEXTLINK Stockholder:

      The board of directors of NEXTLINK Communications, Inc. has approved an amendment to the NEXTLINK Communications, Inc. Stock Option Plan that authorizes an additional 10,500,000 shares of our Class A common stock to be issued under the Stock Option Plan, increasing the maximum number of shares authorized for issuance under the plan to 51,500,000 (prior to the effect of NEXTLINK’s 100% stock dividend payable on June 15, 2000).

      Eagle River Investments, L.L.C., which owns or has voting power with respect to shares of common stock that represent more than 50% of the total voting power of all outstanding NEXTLINK common stock, approved the amendment on May 24, 2000. Under Delaware law and the terms of NEXTLINK’s certificate of incorporation and bylaws, Eagle River’s approval is sufficient to approve the amendment. For this reason, NEXTLINK is not calling a meeting of its stockholders to vote on the amendment. We are not asking you for a proxy and you are requested not to send us a proxy.

      Although we are not asking you for a proxy and ask that you not send us one, we are furnishing this information statement in order to provide you with important information about the plan amendment. Please read this document carefully. This document also serves as the information statement for the successor to NEXTLINK, NM Acquisition Corp. (to be renamed NEXTLINK Communications, Inc.), if and to the extent that the merger with Concentric Network Corporation is completed. All references to NEXTLINK in this information statement include the successor following the merger.

/s/ DANIEL F. AKERSON

Daniel F. Akerson,
Chairman and Chief Executive Officer

June 13, 2000

INFORMATION STATEMENT

NEXTLINK COMMUNICATIONS, INC.

1505 Farm Credit Drive
McLean, Virginia
(703) 547-2000

AMENDMENT OF STOCK OPTION PLAN

      In January 1997, NEXTLINK stockholders approved the NEXTLINK Communications, Inc. Stock Option Plan. We presently are authorized to issue 41,000,000 shares of Class A common stock upon the exercise of options granted under the Stock Option Plan, adjusted for NEXTLINK’s August 1999 100% stock dividend. Effective May 24, 2000, our Board of Directors amended the Stock Option Plan, subject to stockholder approval, to increase by 10,500,000 the number of shares that may be issued under the plan, increasing the maximum number of shares authorized for issuance under the plan to 51,500,000 (prior to the effect of NEXTLINK’s 100% stock dividend payable on June 15, 2000). Following the Board’s action, a stockholder that holds shares or a proxy to vote shares of common stock with a majority of the voting power attributable to all shares of outstanding capital stock entitled to vote approved the amendment. This approval is also effective for NEXTLINK’s successor in the merger with Concentric Network Corporation, if and to the extent of such merger.

      The purpose of the Stock Option Plan is to promote company success by providing a performance incentive for certain officers, employees, and individuals who provide services to us, and to enable these individuals to acquire or increase proprietary interest in our success. Currently, the Board feels that granting options to substantially all employees of NEXTLINK effectively promotes company success. The Board believes that the number of shares previously available for issuance were insufficient to achieve the purpose of the Stock Option Plan over the term of the plan an that the additional shares authorized are necessary to carry out the purpose of the Stock Option Plan.

Description of the Stock Option Plan

      The Board has appointed and authorized the Compensation Committee of the Board to administer the Stock Option Plan, and its members currently are Dennis M. Weibling and Jeffrey S. Raikes. When the Compensation Committee is acting in its capacity as administrator of the Stock Option Plan, we refer to it as the Plan Administrator. The Board may remove members from, or add members to, the Compensation Committee at any time. The Board fills all vacancies on the Compensation Committee, however caused.

      Within the parameters established by the Stock Option Plan, the Plan Administrator has the sole discretion to determine all terms and conditions of options granted under the Stock Option Plan. These determinations include:

•	selection of the individuals receiving option grants,

•	the number of shares available under each option,

•	the exercise price,

•	the time or times at which options may be exercised, and

•	whether all of the options may be exercisable at one time or in increments over time.

      Separate option grants under the Stock Option Plan need not be identical in any respect, even when made simultaneously. The Plan Administrator provides each optionee with an option agreement, which describes the relevant terms of the option.

      The Plan Administrator acts as the manager of the Stock Option Plan, and possesses discretionary authority to determine all matters relating to the options to be granted. The Plan Administrator has the sole authority to interpret the provisions of the Stock Option Plan, any option issued under the Stock Option Plan, and any rule or regulation applicable to the Stock Option Plan. The Plan Administrator’s interpretation is conclusive and binding on all interested parties, so long as the interpretation and construction with respect to incentive stock options corresponds to the requirements of the Internal Revenue Code of 1986 and related Internal Revenue Service regulations.

      The Plan Administrator may modify or amend outstanding options granted under the Stock Option Plan. A modification or amendment, however, may not impair or diminish any of the rights of any optionee or any of the obligations of NEXTLINK without the consent of the optionee. Except as otherwise provided in the Stock Option Plan, no outstanding option shall be terminated without the consent of the optionee. Unless the optionee agrees otherwise, any change or adjustment to an outstanding incentive stock option shall be made so as not to cause the option to cease qualifying as an incentive stock option.

      The Stock Option Plan terminates on January 15, 2007. No stock options may be granted under the Stock Option Plan on or after January 15, 2007.

      The Board has reserved the right to terminate, modify, or amend the Stock Option Plan. The Board, however, must obtain stockholder approval for any amendment that:

•	increases the number of shares of Class A common stock available under the Stock Option Plan,

•	changes the determination of who is eligible to receive an option, or

•	requires stockholder approval under applicable law.

      The stock available for issuance under the Stock Option Plan are shares of our authorized but unissued Class A common stock. As a consequence of the amendment to the Stock Option Plan, a total of 51,500,000 shares may be issued under the plan (103,000,000 shares following NEXTLINK’s 100% stock dividend payable on June 15, 2000). The maximum number of shares with respect to which options may be granted to any one individual may not exceed the total number of shares authorized for issuance under the plan. When an option expires or terminates for any reason, the number of unexercised or forfeited shares subject to the option may again become available for grant under the Stock Option Plan.

      With respect to grants of the shares authorized under the amendment, because the officers and employees of NEXTLINK who may participate and the amount of their options are determined by the Plan Administrator in its discretion, it is not possible to state the names or positions of, or the number of options that may be granted to, NEXTLINK’s officers and employees in the future. As a consequence, we have omitted the New Plan Benefits table.

      Incentive stock options may be granted only to employees of NEXTLINK (or a parent or subsidiary corporation of NEXTLINK), including Board members who also are employees of NEXTLINK (or employees of a parent or subsidiary corporation of NEXTLINK). Nonqualified options may be granted to employees and non-employee consultants of NEXTLINK (or a corporate or non-corporate parent or subsidiary), including non-employee Board members. Certain limitations apply to 10% stockholders. Approximately 3,900 persons are currently eligible to receive options under the Stock Option Plan.

      The purchase price per share of Class A common stock under each incentive stock option shall be not less than the fair market value of the Class A common stock on the date the option is granted, except where the option is a substituted or assumed option from another plan, and the exercise price relates to the original exercise price, in accordance with applicable provisions of the Internal Revenue Code. Certain additional limitations apply to 10% stockholders.

      The aggregate shares of Class A common stock available to an optionee through incentive stock options that are exercisable for the first time during a calendar year may not exceed $100,000 in value. For purposes of this limit, the Class A common stock must be valued at its fair market value as of the option grant date. To the extent an incentive stock option exceeds this limitation, it shall be considered a nonqualified stock option.

      An option holder desiring to exercise an option must notify NEXTLINK in writing of his or her intention to exercise an option for the number of shares specified in the notice and pay to NEXTLINK the full purchase price provided in the option. Payment of the purchase price may be by any method provided for in an optionee’s individual option agreement, which may provide that payments may be made in cash, by check, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to NEXTLINK the amount of sale proceeds necessary to pay the exercise price, or under the cashless exercise procedures set forth in the Stock Option Plan.

      For tax purposes, NEXTLINK is required to withhold from the optionee’s compensation or collect from the optionee an amount for federal, state and local taxes resulting from the optionee’s compensation income, if any, at the time of exercise. See “Federal Income Tax Consequences Relating to the Stock Option Plan” below. At its discretion, NEXTLINK may require an optionee who receives shares of stock to reimburse NEXTLINK for any such taxes required to be withheld and may withhold any distribution in whole or in part until NEXTLINK is so reimbursed. In lieu of such withholding or reimbursement, NEXTLINK has the right to withhold from any other cash amounts due or to become due from NEXTLINK to the optionee an amount equal to such taxes or to retain and withhold a number of shares that have a market value not less than the amount of such taxes required to be withheld as reimbursement for any such taxes and cancel any such shares so withheld.

      An optionee must exercise his or her option, if at all, before it expires. Each individual option agreement specifies a term after which such option expires. Such term shall not exceed ten years with respect to incentive stock options, 15 years with respect to nonqualified options and five years in the case of a 10% stockholder. Notwithstanding an individual option agreement’s stated term, in most cases, an option expires three months after termination of the employment of the individual to whom the option was granted (unless the termination is for cause, as defined in the Stock Option Plan, in which case the option shall expire immediately). Special rules apply in the event of an optionee’s death or disability.

      An optionee’s right to exercise an option vests over a period of continuous employment with NEXTLINK, generally four years. In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, in February 2000 the Board of Directors amended the plan to provide that in certain circumstances unvested stock options granted under the plan will vest in full in connection with a change of control of NEXTLINK. Under the plan:

•	options granted to non-affiliated directors will vest in full immediately upon a change of control,

•	options granted to employees whose employment is terminated without cause within one year of the change of control will vest in full, and

•	options granted to certain officers (including the executive officers of NEXTLINK) whose employment is terminated by NEXTLINK without cause or by the officer for good reason (as defined in the plan) within one year of the change of control will vest in full.

      For purposes of the plan, a change of control generally includes certain mergers, consolidations, reorganizations, the sale of substantially all of our assets or acquisitions of 50% or more of our voting securities, other than transactions with an affiliate of Craig O. McCaw, subject to certain exceptions.

      Options granted under the Stock Option Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), other than by will or applicable laws of descent and distribution. Non-statutory stock options, however, may be transferred to a revocable trust established by the optionee for his or her descendants, to an immediate family member, or to a partnership in which only immediate family members or such estate-planning trusts are partners. Options shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any option under the Stock Option Plan, or any rights or privileges conferred by the Stock Option Plan, contrary to the provisions of the Stock Option Plan, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred by the Stock Option Plan, such option shall thereupon terminate and become void. No person may create a lien on any funds, securities, or other property held under the Stock Option Plan.

      The issuance of the additional shares of Class A common stock upon the exercise of options is subject to registration with the Securities and Exchange Commission of such shares by NEXTLINK or its successor.

      The closing price of NEXTLINK’s Class A common stock as reported on the Nasdaq Stock Market on June 9, 2000 was $74 3/8.

Federal Income Tax Consequences Relating to the Stock Option Plan

      The federal income tax consequences of an employee’s participation in the Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Stock Option Plan as of the date hereof. The application of state and local income taxes and other federal taxes is not discussed.

  Incentive Stock Options

      If an option granted under the Stock Option Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and NEXTLINK will not be allowed a deduction for federal tax purposes upon such a grant or exercise. Upon a sale of the shares, the tax treatment to the optionee and NEXTLINK will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

      If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date of grant of such option or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be treated as a gain from the sale of stock and taxed at capital gain rates. The capital gain rates are subject to change and vary depending on how long the shares have been held.

      If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the purchase price, or (ii) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as gain from the sale of stock and taxed at capital gain rates if the optionee has held the shares for more than one year following the exercise of the option. The capital gain rates are subject to change and vary depending on how long the shares have been held. In the event of a disqualifying disposition, NEXTLINK may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

      In general, there will be no federal income tax deductions allowed to NEXTLINK upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, NEXTLINK will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

      The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in an optionee’s alternative minimum taxable income, even though it is not included in taxable income for purposes of determining the optionee’s regular tax liability. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

  Nonqualified Stock Options

      Nonqualified stock options granted under the Stock Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

      The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a gain or loss from the sale of stock and taxed at capital gain or loss rates if the optionee has held the shares for more than one year following the exercise of the option. The capital gain rates are subject to change and vary depending on how long the shares have been held.

      In general, there will be no federal income tax deduction allowed to NEXTLINK upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, NEXTLINK will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

NEXTLINK COMMON STOCK OWNERSHIP

      The following table sets forth information, as of May 24, 2000, with respect to the beneficial ownership of NEXTLINK’s capital stock by (1) each member of the Board of Directors, (2) each of the individuals who served as Chief Executive Officer of NEXTLINK during 1999 and each of the executive officers named in the executive compensation tables that follow, and (3) all directors and executive officers as a group.

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Daniel F. Akerson(2)	Class A	0	0
	Class B	0	0	0	0

Nathaniel A. Davis	Class A	104	*
	Class B	0	0	*	*

Joseph L. Cole(3)	Class A	900	*
	Class B	0	0	*	*

Nicholas C. Forstmann(4)	Class A	13,438,735	13.43
	Class B	0	0	8.79	2.14

William A. Hoglund(5)	Class A	4,431,502	5.11
	Class B	31,871,787	60.33	26.03	52.55

Sandra J. Horbach(4)	Class A	13,438,735	13.43
	Class B	0	0	8.79	2.14

Nicolas Kauser(6)	Class A	218,225	*
	Class B	0	0	*	*

Craig O. McCaw(7)	Class A	4,438,242	5.12
	Class B	32,716,281	61.93	26.64	53.93

Sharon L. Nelson(8)	Class A	22,066	*
	Class B	0	0	*	*

Jeffrey S. Raikes(9)	Class A	122,066	*
	Class B	0	0	*	*

Dennis M. Weibling(10)	Class A	4,428,002	5.11
	Class B	31,871,787	60.33	26.03	52.55

Steven W. Hooper(11)	Class A	404,418	*
	Class B	117,650	*	*	*

Wayne M. Perry(12)	Class A	296,098	*
	Class B	117,650	*	*	*

R. Gerard Salemme(13)	Class A	79,700	*
	Class B	0	0	*	*

Dennis O’Connell(14)	Class A	112,550	*
	Class B	0	0	*	*

Jan Loichle(15)	Class A	279,468	*
	Class B	0	0	*	*

Michael McHale	Class A	88,258	*
	Class B	0	0	*	*

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Kathleen H. Iskra(16)	Class A	64,982	*
	Class B	0	0	*	*

All directors and executive Officers as a group (22 persons)(17)	Class A	18,774,917	18.62
	Class B	32,716,281	61.93	33.51	54.99

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after May 24, 2000. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of NEXTLINK common stock beneficially owned.

(2)	Beneficial ownership information for Mr. Akerson, who is a member of Eagle River Investments, LLC, does not include shares of NEXTLINK stock held by Eagle River Investments.

(3)	Beneficial ownership information for Mr. Cole, who is an executive officer of Ampersand Holdings, Inc., does not include shares of NEXTLINK stock beneficially held by Wendy P. McCaw.

(4)	Represents 584,375 shares of Series C cumulative convertible participating preferred stock held by Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership, or MBO-VII, 265,075 shares of Series D convertible participating preferred stock held by Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership, or Equity-VI, and 550 shares of Series D convertible participating preferred stock held by FL Fund, LP, a Delaware limited partnership, which, as of May 24, 2000, were convertible into a total of 13,438,735 shares of Class A common stock. FLC XXXIII Partnership, a New York general partnership, is the general partner of MBO-VII. FLC XXXII Partnership, L.P., a New York limited partnership, is the general partner of Equity-VI. FLC XXXI Partnership, L.P., a New York limited partnership, is the general partner of FL Fund. Mr. Forstmann and Ms. Horbach, who are general partners of FLC XXXIII Partnership, FLC XXXII Partnership, L.P. and the general partner of FLC XXXI Partnership, L.P., each disclaim beneficial ownership of all securities of NEXTLINK held by the Forstmann Little partnerships, except to the extent of their respective pecuniary interest therein. On May 23, 2000, NEXTLINK and Forstmann Little & Co. announced the signing of a commitment letter under which Forstmann Little will invest $400 million in NEXTLINK, through the purchase of additional shares of NEXTLINK convertible preferred stock.

(5)	Includes 2,415,000 shares of Class A common stock held by the Eagle River Trust, a trust of which Eagle River Investments is the sole beneficiary and over which shares Eagle River Investments has sole voting and investment control, and 2,010,002 shares of Class A common stock and 31,871,787 shares of Class B common stock held by Eagle River Investments. Also includes 6,500 shares of Class A Common Stock that Mr. Hoglund holds as trustee of trusts for the benefit of his children. Mr. Hoglund disclaims beneficial ownership of all securities of NEXTLINK held by Eagle River Investments and the trusts for the benefit of his children, except to the extent of his pecuniary interest therein.

(6)	Includes 200,225 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Mr. Kauser upon the exercise of nonqualified stock options.

(7)	Includes 2,415,000 shares of Class A common stock held by the Eagle River Trust, a trust of which Eagle River Investments is the sole beneficiary and over which shares Eagle River Investments has sole voting and investment control, and 2,010,002 shares of Class A common stock and 31,871,787 shares of Class B common stock held by Eagle River Investments, and held beneficially by

Mr. McCaw as a result of his ownership interests in Eagle River Investments. Also includes 13,240 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Eagle River, Inc., an affiliate of Eagle River Investments, upon the exercise of nonqualified stock options. Pursuant to the terms of the Stock Distribution Agreement between Craig O. McCaw and Wendy P. McCaw, Mr. McCaw holds a proxy to vote the number of shares of NEXTLINK stock held by Mrs. McCaw that, when added to all NEXTLINK capital stock held by Mr. McCaw or any of his affiliates or over which they have voting rights, are necessary for Mr. McCaw to hold 51% of the voting power of NEXTLINK. Mr. McCaw also holds a proxy to vote all 226,244 shares of Class B common stock held by his brother, Keith W. McCaw. No shares owned or controlled by Wendy P. McCaw or Keith W. McCaw are included in the beneficial holdings of Craig O. McCaw.

(8)	Represents shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Ms. Nelson upon the exercise of nonqualified stock options.

(9)	Includes 22,066 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Mr. Raikes upon the exercise of nonqualified stock options.

(10)	Includes 2,415,000 shares of Class A common stock held by the Eagle River Trust, a trust of which Eagle River Investments is the sole beneficiary and over which shares Eagle River Investments has sole voting and investment control, and 2,010,002 shares of Class A common stock and 31,871,787 shares of Class B common stock held by Eagle River Investments. Also includes 3,000 shares of Class A Common Stock that Mr. Weibling holds as trustee of trusts for the benefit of his children. Mr. Weibling, who is an officer and a member of Eagle River Investments disclaims beneficial ownership of all securities of NEXTLINK held by Eagle River Investments and the trusts for the benefit of his children, except to the extent of his pecuniary interest therein.

(11)	Includes 250,000 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Mr. Hooper upon the exercise of nonqualified stock options and 42,000 shares of Class A common stock held by Mr. Hooper as trustee of trusts for the benefit of his children. Beneficial ownership information for Mr. Hooper, who is a member of Eagle River Investments, does not include shares of NEXTLINK stock held by Eagle River Investments.

(12)	Includes 7,280 shares of Class A common stock held by Mr. Perry’s children. Mr. Perry disclaims beneficial ownership of the shares held by his children. Beneficial ownership information for Mr. Perry, who is a member of Eagle River Investments, does not include shares of NEXTLINK stock held by Eagle River Investments.

(13)	Includes 55,700 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Mr. Salemme upon the exercise of nonqualified stock options. Beneficial ownership information for Mr. Salemme, who is a member of Eagle River Investments, does not include shares of NEXTLINK stock held by Eagle River Investments.

(14)	Represents shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Mr. O’Connell upon the exercise of nonqualified stock options.

(15)	Includes 230,616 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Ms. Loichle upon the exercise of nonqualified stock options and 2,200 shares held by members of Ms. Loichle’s immediate family.

(16)	Includes 5,188 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by Ms. Iskra upon the exercise of nonqualified stock options, and 2,000 shares of Class A common stock held in trust.

(17)	Includes an aggregate of 750,297 shares of Class A common stock obtainable as of May 24, 2000 or 60 days thereafter by directors and executive officers as a group upon the exercise of nonqualified stock options. Also includes 13,438,735 shares of Class A common stock into which 584,375 shares of Series C preferred stock held by Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., 265,075 shares of Series D preferred stock held by Forstmann Little & Co. Equity Partnership-VI, L.P., and 550 shares of Series D preferred stock held by FL Fund, LP, were convertible as of May 24, 2000. See footnote 4 above.

*	Less than 1%.

      The following table sets forth information, as of May 24, 2000, with respect to the beneficial ownership of NEXTLINK’s capital stock of persons known to NEXTLINK to be the beneficial owners of more than five percent of a class of NEXTLINK common stock (other than officers and directors). The information below has been derived from reports filed with the Securities and Exchange Commission by, or representations received from, the holders.

	Shares Beneficially Owned(1)

		Amount and		Percent of
		Nature of	Percent of	Total Shares	Percent of Total
Name	Title of Class	Ownership	Class(%)	Outstanding(%)	Voting Power(%)

Eagle River Investments, LLC(2)	Class A	4,425,002	5.11

2300 Carillon Point	Class B	31,871,787	60.33	26.02	52.55
Kirkland, WA 98033

Wendy P. McCaw(3)	Class A	0	0

c/o Ampersand Telecom, LLC	Class B	19,445,298	36.83	13.94	31.62
1332 Anacapa, Suite 200
Santa Barbara, CA 93101

Putnam Investments, Inc.(4)	Class A	19,327,535	22.30

One Post Office Square	Class B	0	0	13.86	3.14
Boston, MA 02109

Forstmann Little & Co. Subordinated Debt
and Equity Management Buyout

Partnership-VII, L.P.(5)	Class A	11,161,969	11.41

c/o Forstmann Little & Co.	Class B	0	0	7.41	1.78
767 Fifth Avenue
New York, NY 10153

FMR Capital(6)	Class A	5,410,375	6.24

82 Devonshire Street	Class B	0	0	3.88	*
Boston, MA 02109

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after May 24, 2000. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of NEXTLINK common stock beneficially owned.

(2)	Includes 2,415,000 shares of Class A common stock held by the Eagle River Trust, a trust of which Eagle River Investments is the sole beneficiary and over which shares Eagle River Investments has sole voting and investment control. Eagle River Investments has pledged substantially all of its shares of NEXTLINK common stock to secure a credit arrangement.

(3)	As reported in the most recent amendment to Schedule 13D and representations of Wendy P. McCaw, Wendy P. McCaw, the managing member of Ampersand Telecom, LLC, has sole voting and dispositive power with respect to such shares, subject to a proxy held by Craig O. McCaw.

(4)	As reported in the most recent amendment to Schedule 13G of Putnam Investments, Inc., of this amount, 18,593,875 shares are beneficially held by Putnam Investment Management, Inc. and 733,660 shares are held by Putnam Advising Company, Inc., which is the investment advisor to Putnam’s Institutional clients.

(5)	As reported in the Schedule 13D of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership, or MBO-VII, MBO-VII directly owns 584,375 shares of Series C preferred stock, which, as of May 24, 2000, pursuant to the terms of such stock, were convertible into 11,161,969 shares of Class A common stock. FLC XXXIII Partnership, a New York general partnership, is the general partner of MBO-VII. Theodore J. Forstmann, Nicholas C. Forstmann, a NEXTLINK director, Sandra J. Horbach, a NEXTLINK director, Thomas H. Lister, Winston W. Hutchins, S. Joshua Lewis, Jamie C. Nicholls and Tywana LLC, a North Carolina limited liability company, are the general partners of FLC XXXIII. Accordingly, each of the individuals named above, other than Mr. Lewis, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VII. Mr. Lewis does not have any voting or investment power with respect to, or any economic interest in, the shares of Series C preferred stock held by MBO-VII, and, accordingly, Mr. Lewis is not deemed to be the beneficial owner of these shares. On May 23, 2000, NEXTLINK and Forstmann Little & Co. announced the signing of a commitment letter under which Forstmann Little will invest $400 million in NEXTLINK, through the purchase of additional shares of NEXTLINK convertible preferred stock.

(6)	As reported in the most recent amendment to Schedule 13G of FMR Corp., of this amount, 5,352,775 shares are beneficially held by: Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as an investment advisor, Edward C. Johnson 3d, Chairman of FMR, and owner of 12.0% of its outstanding voting stock, and Abigail Johnson, a director of FMR, and owner of 24.5% of its outstanding voting stock.

*	Less than 1%.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, individual compensation information for each of the individuals who served as Chief Executive Officer of NEXTLINK during 1999, each of the four most highly compensated executive officers of NEXTLINK who were serving as executive officers at December 31, 1999, and one former executive officer who was not serving as an executive officer at December 31, 1999, but who was one of the four most highly compensated executive officers at NEXTLINK during 1999 (the “Named Executive Officers”).

						Long Term
						Compensation
						Awards

						Securities
		Annual Compensation				Underlying	All Other
						Options	Compensation
		Salary($)		Bonus($)(1)		(#)(2)	($)(3)

Daniel F. Akerson	1999	132,692		300,000		3,000,000	—

Chief Executive Officer and Chairman	1998	—		—		—	—

of the Board(4)	1997	—		—		—	—

Steven W. Hooper	1999	173,833		100,000		1,000,000	—

Former Chief Executive Officer(4)	1998	8,023	(5)	—		150	—
	1997	—		—		220,668	—

Wayne M. Perry	1999	12,918		—		—	—

Former Chief Executive Officer(4)	1998	8,023		—		150	—
	1997	—		—		882,672	—

R. Gerard Salemme	1999	250,000		250,000		150	8,510

Senior Vice President, Regulatory and	1998	212,885		410,000	(7)	225,000	8,000

Legislative Affairs(6)	1997	126,154		—		132,400	—

Dennis O’Connell	1999	216,346		139,050		150,000	—

President, North Region(8)	1998	161,250		176,887	(9)	380,550	—
	1997	—		—		—	—

Jan Loichle	1999	185,500		96,087		—	8,000

Vice President, Chief Integration	1998	180,077		92,874		360,150	8,000

Officer(10)	1997	123,424		65,938		63,554	6,476

Michael McHale	1999	177,000		91,684		40,000	—

Vice President, President — Carrier	1998	155,769		81,759		150,150	—

Sales(11)	1997	7,500		—		200,000	—

Kathleen H. Iskra	1999	187,250		96,994		—	8,000

Former Vice President and Chief Financial	1998	180,077		92,847		380,150	8,000

Officer(12)	1997	126,923		68,100		63,554	6,130

(1)	Includes bonuses for the corresponding fiscal years that were paid subsequent to the stated calendar year end.

(2)	Represents options to acquire shares of Class A common stock.

(3)	Represents contributions made by NEXTLINK on behalf of the executive officer under NEXTLINK’s 401(k) Saving and Retirement Plan.

(4)	NEXTLINK appointed Mr. Akerson Chief Executive Officer and Chairman of the Board of Directors in September 1999. From March 1999 to September 1999, Mr. Hooper was NEXTLINK’s Chief Executive Officer. Until March 1999, Mr. Perry was NEXTLINK’s Chief Executive Officer. From July 1997 to September 1999, Mr. Hooper was NEXTLINK’s Chairman of the Board.

(5)	Represents fees paid to Mr. Hooper for service as Chairman of the Board.

(6)	Salary, bonus and 401(k) Plan payments are made to Communications Consultants, Inc., which employs Mr. Salemme and from which we retain Mr. Salemme for service as NEXTLINK’s Senior Vice President, Regulatory and Legislative Affairs. See “Certain Relationships And Related Transactions”.

(7)	Includes a signing bonus paid in 1998 at Mr. Salemme’s one-year anniversary.

(8)	Mr. O’Connell was appointed President, North Region in January 2000. From April 1998 to January 2000, he was President, Northeast Region and, from June 1999 to January 2000, he was President, North American Operations.

(9)	Includes a $75,000 signing bonus.

(10)	Effective June 1999, Ms. Loichle was appointed Vice President, Chief Integration Officer. Prior to that date, Ms. Loichle was Vice President, Chief of Local Exchange Operations.

(11)	Mr. McHale was appointed Vice President, President — Carrier Sales in January 2000. From October 1999 to January 2000, he was Vice President, National Sales and, from November 1997 to October 1999, he was Vice President, Chief Marketing Officer. Mr. McHale resigned from his position as Vice President, President — Carrier Sales effective May 24, 2000.

(12)	Ms. Iskra resigned from her position as Vice President, Chief Financial Officer effective December 1, 1999.

Option Grants in Last Fiscal Year

      Share and per share figures (including exercise or base price figures) have been retroactively restated to reflect NEXTLINK’s 100% stock dividend, paid on August 27, 1999 to stockholders of record on August 18, 1999.

	Individual Grants

	Number of
	Securities		% of Total
	Underlying		Options Granted	Exercise or
	Options		to Employees in	Base Price
Name	Granted(#)		Fiscal Year(%)	($/Sh)	Expiration Date

Daniel F. Akerson	1,500,000	(1)	11.31	0.01	September 20, 2009
	1,500,000	(2)	11.31	53.1875	September 20, 2009

Steven W. Hooper	1,000,000	(3)	7.54	20.4375	February 10, 2009

Wayne M. Perry	—		—	—	—

R. Gerald Salemme	150	(4)	0.0011	11.28125	January 4, 2009

Dennis O’Connell	150,000	(5)	1.13	35.50	June 13, 2009

Jan Loichle	—		—	—	—

Michael McHale	40,000	(5)	0.30	35.50	June 13, 2009

Kathleen H. Iskra	—		—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Individual Grants

	Potential Realizable Value at Assumed
	Annual Rate of Stock Price Appreciation
	for Option Terms($)

Name	0%	5%	10%

Daniel F. Akerson	79,766,250	129,940,249	206,917,016
	0	50,173,999	127,150,766

Steven W. Hooper	0	12,853,034	32,572,112

Wayne M. Perry	—	—	—

R. Gerald Salemme	0	1,484	3,366

Dennis O’Connell	0	3,348,864	8,486,679

Jan Loichle	—	—	—

Michael McHale	0	893,030	2,263,114

Kathleen H. Iskra	—	—	—

(1)	Granted on September 21, 1999 and vests over a three year period at the rate of one-third per year from the date of grant, and may not be exercised by Mr. Akerson before September 21, 2002, unless his employment is terminated before that date.

(2)	Granted on September 21, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

(3)	Granted on February 11, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

(4)	Granted on January 5, 1999 and was fully exercisable as of the date of grant.

(5)	Granted on June 14, 1999 and vests over a four year period at the rate of 25% per year from the date of grant.

Aggregated Option Exercises and Fiscal Year-End Option Values

      Share figures have been retroactively restated to reflect NEXTLINK’s 100% stock dividend, paid on August 27, 1999 to stockholders of record on August 18, 1999.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel F. Akerson	—	—	—	3,000,000	—	169,391,250

Steven W. Hooper	—	—	140,818	1,000,000	11,137,254	62,625,000

Wayne M. Perry	—	—	441,486	441,336	34,919,341	34,908,574

R. Gerald Salemme	40,000	2,047,119	82,600	234,950	6,420,030	17,447,778

Dennis O’Connell	50,000	2,488,615	50,050	430,500	3,474,115	26,601,750

Jan Loichle	75,950	4,763,602	159,726	259,788	11,187,991	18,482,067

Michael McHale	—	—	185,900	204,250	13,493,314	13,360,578

Kathleen H. Iskra	49,578	862,215	121,420	333,534	8,916,642	23,694,083

Employment Agreements and Other Arrangements

      Daniel F. Akerson. We have entered into an employment agreement with Mr. Akerson that provides for his employment as Chairman of the Board and Chief Executive Officer through September 20, 2002. It provides for an annual base salary of $500,000, which may be increased annually by NEXTLINK, and for an annual bonus of up to 100% of base salary, as determined by the Board of Directors. Under the agreement, Mr. Akerson was granted the following stock options:

•	a non-qualified option to purchase 1,500,000 shares of Class A common stock, vesting annually in three equal amounts on September 21, 2000, 2001 and 2002, which may not be exercised by Mr. Akerson before September 21, 2002, unless his employment is terminated before that date; and

•	a non-qualified option to purchase 1,500,000 shares of Class A common stock, vesting annually in four equal amounts on September 21, 2000, 2001, 2002 and 2003.

      If Mr. Akerson’s employment is terminated due to permanent disability or death, his employment agreement provides that one additional year of continuous employment from the date of death or permanent disability will be applied to the stock option vesting schedules. If Mr. Akerson’s employment is constructively terminated, or if specified events constituting a change in control occur, then the unvested portion of the options shall vest in full.

      Mr. Akerson’s employment agreement also provides that in the event of permanent disability during his employment term, NEXTLINK will pay Mr. Akerson his existing base salary and will make all of his benefit payments for a period of twelve months following the date of the disability. In addition, it provides that in the event that Mr. Akerson’s employment is constructively terminated or is terminated upon a change in control, NEXTLINK will pay Mr. Akerson his existing base salary, annual bonus and benefits that he would have received from the time of termination to the expiration of the agreement’s initial term. Under certain circumstances, NEXTLINK will make additional payments to Mr. Akerson for taxes due with respect to any payments or benefits under his agreement treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code or any comparable provision of state or local tax law.

      Under the employment agreement, Mr. Akerson’s employment is constructively terminated in the event of:

•	a reduction in his initial base salary or in the maximum permitted annual bonus percentage,

•	a material change in his responsibilities that is inconsistent with his position, or

•	the material breach of the agreement by NEXTLINK.

      Under the employment agreement, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with any entity in which Eagle River has invested $10 million;

•	NEXTLINK sells all or substantially all of its assets to any other company;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events.

      Mr. Akerson is subject to confidentiality and non-competition restrictions during the employment term and for a period of two years after the termination of the employment. In the event that Mr. Akerson’s employment is constructively terminated or is terminated upon a change in control, he will not be subject to the non-competition restrictions.

      Steven W. Hooper. We have entered into an agreement with Mr. Hooper that sets forth the terms under which Mr. Hooper resigned as Chairman of the Board and Chief Executive Officer and provides ongoing service to NEXTLINK. The agreement may be terminated upon five months prior written notice by either party. During Mr. Hooper’s employment, the agreement provides that NEXTLINK will continue to pay Mr. Hooper his current salary and provide him with other benefits to which he is currently entitled, and his stock options shall vest at a rate of 20,833 shares per month.

      Jan Loichle. We have entered into an agreement with Jan Loichle in connection with her appointment as Vice President, Chief Integration Officer. The agreement provides that, if Ms. Loichle is employed with NEXTLINK as of December 31, 2000, then as of that date all of her stock options that remain unvested will vest immediately. In addition, if Ms. Loichle’s employment is terminated by NEXTLINK without cause, NEXTLINK will pay to her compensation that she would otherwise receive under the agreement through December 31, 2000 and all of her stock options will immediately become fully vested. Under certain circumstances and subject to certain conditions, in the event of a change of control of NEXTLINK, the unvested portion of certain stock options granted to Ms. Loichle will vest in full.

      Kathleen H. Iskra. We have entered into an agreement with Ms. Iskra that sets forth the terms under which Ms. Iskra resigned as Vice President, Chief Financial Officer, effective as of December 1, 1999, and provided service to NEXTLINK following her resignation. During Ms. Iskra’s employment, which terminated January 31, 2000, the agreement provided that NEXTLINK would continue to pay Ms. Iskra her then-current salary and provide her with other benefits to which she was entitled, and that, upon termination of Mr. Iskra’s employment, the vesting of certain options would accelerate and the period of time to exercise certain options would be extended.

      Vesting of Stock Options in Connection With a Change of Control of NEXTLINK.  In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, in February 2000, the Board of Directors amended the NEXTLINK Communications, Inc. Stock Option Plan to provide that in certain circumstances unvested stock options granted under the plan will vest in full in connection with a change of control of NEXTLINK. Under the plan, options granted to non-affiliated directors will vest in full immediately upon a change of control, and options granted to employees whose employment is terminated without cause, and certain officers (including those Named Executive Officers who are currently executive officers of NEXTLINK) whose employment is terminated by NEXTLINK without cause or by the officer for good reason, within one year of the change of control will vest in full.

      Under the plan, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with an affiliate of Craig O. McCaw;

•	NEXTLINK sells all or substantially all of its assets to any other company, other than to Craig O. McCaw or his affiliates;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events.

      Under the plan, good reason means the occurrence of any of the following events:

•	significant, adverse change in duties, responsibilities and authority;

•	relocation of more than 30 miles;

•	reduction of salary or bonus potential; and

•	uncured breach of employers’ contractual obligations.

      In addition, the terms of certain options granted to Messrs. Hooper, Perry and Salemme provide for accelerated vesting in the event that Craig O. McCaw, or an entity or entities he controls, no longer has control of a majority of the votes of NEXTLINK. In addition, certain options granted to Mr. Salemme provide for accelerated vesting upon the happening of certain mergers, sales of substantially all of NEXTLINK’s assets, acquisitions of voting power of NEXTLINK, and changes in the composition of NEXTLINK’s Board of Directions, or upon liquidation or dissolution of NEXTLINK.

      Change of Control Retention Bonus and Severance Pay Plan. In recognition that the possibility of a change of control exists and the desire to secure both the present and future continuity of management, in February 2000, the Board of Directors adopted the NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan. The plan provides for payments in certain circumstances to executive officers and certain members of senior management in connection with a change of control of NEXTLINK.

      Under the plan, if NEXTLINK enters into definitive agreement providing for a change of control, a bona fide tender offer is announced or specified events constituting a change in control occur, eligible employees (including those Named Executive Officers who are currently executive officers of NEXTLINK) will receive a bonus payment, ranging from 50% of base salary to 150% of base salary and targeted bonus, depending on the employee’s position, payable one-half upon the effective date of the change of control and one-half on the first anniversary of the change of control.

      In addition, under the plan, employees whose employment is terminated without cause, and certain officers (including those Named Executive Officers who are currently executive officers of NEXTLINK) whose employment is terminated without cause or for good reason, will receive severance payments ranging from 100% to 200% of base salary and targeted bonus, depending on the employee’s position. Severance payments under the plan will be reduced to the extent that an eligible employee is entitled to severance payments under another agreement or arrangement. Under certain circumstances, NEXTLINK will make additional payments to eligible employees for certain excise taxes or taxes due with respect to any payments or benefits under the plan treated as “contingent on a change in ownership or control” under applicable provisions of the Internal Revenue Code.

      Under the plan, a change of control means the occurrence of any of the following events, subject to certain exceptions:

•	NEXTLINK merges with another company where the NEXTLINK stockholders hold less than a majority of the combined voting power of the company surviving the merger, other than a merger with an affiliate of Craig O. McCaw;

•	NEXTLINK sells all or substantially all of its assets to any other company, other than to Craig O. McCaw or his affiliates;

•	51% or more of the outstanding voting stock of NEXTLINK is acquired by a person, entity or “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934), other than Craig O. McCaw and his affiliates; and

•	similar transactions or events

      Under the plan, good reason means the occurrence of any of the following events:

•	significant, adverse change in duties, responsibilities and authority;

•	relocation of more than 30 miles;

•	reduction of salary or bonus potential; and

•	uncured breach of employers’ contractual obligations.

Compensation Committee Interlocks and Insider Participation

      From September 1994 to January 1997, Dennis M. Weibling was Executive Vice President of NEXTLINK.

DIRECTOR COMPENSATION

      Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full Board or a committee of the Board attended. In addition, Mr. Kauser received $12,000 in 1999 for services as a member of the Board. NEXTLINK’s Stock Option Plan permits grants and awards to non-employee directors, and NEXTLINK in the past has granted options to directors who are not affiliated with NEXTLINK, other than in connection with their service on the Board of Directors, or one of its significant stockholders. During 1999, the Compensation Committee granted to Mr. Kauser an option to purchase 800,000 shares of Class A common stock, which vests ratably in four equal installments over four years, and a fully-vested option to purchase 75 shares of Class A common stock, in contemplation of Mr. Kauser’s involvement with NEXTLINK’s technology strategy and in the investigation of possible corporate development opportunities on behalf of NEXTLINK. Because Mr. Kauser’s future involvement with these activities will not be as extensive as originally planned, he has agreed to modify the option to purchase 800,000 shares of stock to provide for an option to purchase 260,000 shares of stock, 200,000 shares of which vested on the first anniversary of the date of grant, and 20,000 shares of which will vest on each of the second, third and fourth anniversaries of the date of grant. In 1997, the Compensation Committee granted to each of Ms. Nelson and Mr. Raikes an option to purchase 44,137 shares of Class A common stock, each of which vests ratably in four equal installments over four years.

      As compensation for their service on the INTERNEXT Special Committee, Ms. Nelson and Mr. Raikes are entitled to $1,500 for each day in which they spend a material portion of their business day on matters related to the service on the committee. No amounts were paid in 1999 in connection with such service.

By Order of the Board of Directors,

/s/ GARY D. BEGEMAN
Gary D. Begeman
Secretary

McLean, Virginia

June 13, 2000